ASB Bancorp Reports Fourth Quarter Results

ASHEVILLE, N.C., Jan. 31, 2012 /PRNewswire/ -- ASB Bancorp, Inc. (the “Company”) (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B. (the “Bank”), announced today its operating results for the three months and year ended December 31, 2011. The Company was incorporated on May 12, 2011 by the Bank to be the Bank’s holding company upon completion of the Bank’s conversion from the mutual to stock form of organization, which occurred on October 11, 2011. The Company reported a net loss of $711,000, or $(0.14) per share, for the three months ended December 31, 2011 and net income of $1.2 million, or $0.23 per share, for the year ended December 31, 2011. The loss for the fourth quarter was primarily caused by higher loan and foreclosed property loss provisions that were principally attributable to lower valuations of real estate held as collateral for collateral dependent impaired loans and held in the foreclosed property portfolio.

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“While we are disappointed with the fourth quarter loss, we are pleased with the overall improved results over last year,” said Suzanne S. DeFerie, President and Chief Executive Officer. “We believe that our diligence in the re-evaluation of our non-performing assets, which resulted in additional write-downs during the quarter, will ultimately provide more normalized earnings. Our local market economic indicators have begun to show slight improvements; however, we remain diligent in monitoring real estate valuations for consistent indications of a positive trend, particularly in the commercial segment of the market.”

Balance Sheet Review

Total assets increased $40.9 million, or 5.5%, to $790.9 million at December 31, 2011 from $750.0 million at December 31, 2010, primarily due to $53.9 million in proceeds from the sale of common stock, net of issuance expenses, that were partially offset by an $11.5 million reduction in deposits. Cash and cash equivalents also increased $48.1 million, or 198.5%, to $72.3 million at December 31, 2011 from $24.2 million at December 31, 2010 due to the receipt of proceeds from the issuance of stock in the conversion. Investment securities increased $67.7 million, or 37.3%, to $249.1 million at December 31, 2011 from $181.4 million at December 31, 2010, primarily due to the reinvestment of proceeds from loan repayments and prepayments that were not replaced by new loan originations. Loans receivable, net of deferred fees, decreased $67.1 million, or 13.4%, to $432.9 million at December 31, 2011 from $500.0 million at December 31, 2010 as loan repayments, prepayments, and foreclosures continued to outpace new loan originations.

Deposits decreased $11.5 million, or 1.9%, to $608.2 million at December 31, 2011 from $619.8 million at December 31, 2010. During 2011, core deposits, which exclude certificates of deposit, increased $17.3 million, or 5.2%, to $349.7 million at December 31, 2011 from $332.4 million at December 31, 2010 as a result of the Company’s continued focus on increasing these types of deposits. Certificates of deposit decreased $28.9 million, or 10.0%, to $258.5 million at December 31, 2011 compared to $287.4 million at December 31, 2010.

Asset Quality

The provision for loan losses totaled $2.0 million for the fourth quarter of 2011 compared to $4.1 million for the fourth quarter of 2010. The decrease in the provision was due to the combination of fewer charge-offs in the loan portfolio, a decline in impaired loans, and lower loan balances as compared to the fourth quarter of 2010. The provision for loan losses for the fourth quarter of 2011 was significantly higher than the provisions for loan losses for the previous three quarters of 2011 primarily because of lower valuations of real estate that serves as collateral for collateral dependent impaired loans and held in the foreclosed property portfolio.

The provision for loan losses totaled $3.8 million for the year ended December 31, 2011 compared to $22.4 million for the year ended December 31, 2010. The decrease in the provision was due to the combination of fewer charge-offs in the loan portfolio, a decline in impaired loans, and lower loan balances. The allowance for loan losses totaled $10.6 million, or 2.45% of total loans at December 31, 2011 compared to $12.7 million, or 2.54% of total loans, at December 31, 2010. The Company charged off $5.8 million in loans, net of recoveries, during 2011 compared to $18.7 million in loans charged off, net of recoveries, during 2010.

Nonperforming assets totaled $28.7 million, or 3.63% of total assets, at December 31, 2011, compared to $24.1 million, or 3.21% of total assets, at December 31, 2010. Nonperforming assets included $20.6 million in nonperforming loans and $8.1 million in foreclosed real estate at December 31, 2011, compared to $13.4 million and $10.7 million, respectively, at December 31, 2010. As of December 31, 2011, nonperforming loans included six commercial land development loans that totaled $14.7 million, one commercial mortgage in the amount of $833,000, five commercial and industrial loans that totaled $2.6 million, eleven residential mortgages that totaled $1.9 million, and five home equity loans that totaled $440,000. As of December 31, 2011, the nonperforming loans had specific reserves of $1.0 million. Foreclosed real estate at December 31, 2011 included eighteen properties with a total carrying value of $8.1 million.

During the fourth quarter of 2011, one loan for the construction of a mixed-use retail, commercial office, and residential condominium project located in western North Carolina migrated from a performing troubled debt restructure loan to a nonaccruing loan. As of December 31, 2011, the primary loan had a balance of $8.6 million, and the Bank loaned an additional $2.3 million loan to a third party associated with the borrower’s Chapter 11 bankruptcy plan for the purpose of facilitating a debtor in possession loan. The debtor in possession loan, which totaled $2.9 million, has a superior position to the Bank’s primary loan. The court dismissed the bankruptcy, the loan stopped performing and the Bank is in the process of repurchasing the debtor in possession note and proceeding to foreclosure. The project has 8 retail condominiums of which 4 have been leased, 11 commercial office condominiums of which 3 have sold, and 29 residential condominiums of which one has sold.

Income Statement Analysis

Net interest income decreased $263,000, or 5.2%, to $4.7 million for the fourth quarter of 2011 compared to $5.0 million for the fourth quarter of 2010. The net interest margin decreased 23 basis points to 2.51% for the quarter ended December 31, 2011 compared to 2.74% for the quarter ended December 2010. Interest and dividend income decreased $832,000, or 11.0%, for the fourth quarter of 2011 compared to the fourth quarter of 2010, primarily resulting from a 59 basis point decrease in the average yield on interest-earning assets that was partially offset by an increase in average interest-earning assets of $29.5 million. Interest expense decreased $569,000, or 22.0%, for the fourth quarter of 2011 compared to the fourth quarter of 2010, primarily resulting from a 34 basis point decline in the average rate paid on interest-bearing deposits coupled with a $27.7 million decrease in average interest-bearing deposits.

For the year ended December 31, 2011, net interest income decreased $1.3 million, or 6.0%, to $20.1 million compared to $21.4 million for the year ended December 31, 2010. The net interest margin decreased 15 basis points to 2.79% in 2011 from 2.94% in 2010. Interest and dividend income decreased $4.1 million, or 12.4%, to $28.7 million in 2011 from $32.8 million in 2010, primarily resulting from a 54 basis point decrease in the average yield on interest-earning assets. Interest expense decreased $2.8 million, or 24.5%, to $8.6 million in 2011 from $11.4 million in 2010, principally attributable to a 46 basis point reduction in the average rate paid on interest-bearing deposits and, to a lesser extent, a $12.4 million decrease in average interest-bearing deposits.

Noninterest income increased $511,000, or 28.0%, to $2.3 million for the three months ended December 31, 2011 compared to $1.8 million for the three months ended December 31, 2010, primarily due to higher gains from sales of securities that were partially offset by lower gains from sales of residential mortgage loans and lower deposit overdraft fees. For the year ended December 31, 2011, noninterest income increased $266,000, or 3.5%, to $7.9 million from $7.7 million for the year ended December 31, 2010, primarily due to higher gains from sales of securities and higher loan prepayment fees that were partially offset by lower deposit fees and lower gains from sales of residential mortgage loans.

Noninterest expense increased $584,000, or 10.2%, to $6.3 million for the three months ended December 31, 2011 from $5.7 million for the three months ended December 31, 2010. The increase was primarily attributable to increases in foreclosed property, compensation and professional expenses that were partially offset by lower deposit insurance expense. For the year ended December 31, 2011, noninterest expense increased $314,000, or 1.4%, to $22.5 million from $22.2 million for the year ended December 31, 2010, primarily attributable to increases in compensation, foreclosed property, professional service and data processing expenses that were partially offset by lower deposit insurance and advertising expenses.

ASB Bancorp, Inc. is a North Carolina corporation with one wholly-owned subsidiary, Asheville Savings Bank. The Bank is a North Carolina chartered savings bank with a community focus offering traditional financial services through 13 full-service banking centers located in Buncombe, Madison, McDowell, Henderson, and Transylvania counties in Western North Carolina.

This news release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:	Suzanne S. DeFerie
Chief Executive Officer
(828) 254-7411

Selected Financial Condition Data

	December 31,
(dollars in thousands)	2011	2010	% change

Total assets	$ 790,868	$ 749,965	5.5%
Cash and cash equivalents	72,327	24,234	198.5%
Investment securities	249,081	181,393	37.3%
Loans receivable, net of deferred fees	432,883	500,003	-13.4%
Allowance for loan losses	(10,627)	(12,676)	16.2%
Deposits	608,236	619,757	-1.9%
FHLB advances	60,000	60,000	0.0%
Total equity	115,571	62,881	83.8%

Selected Operating Data

	Three Months Ended			Year Ended
	December 31,			December 31,
(dollars in thousands, except per share data)	2011	2010	% change	2011	2010	% change

Interest and
dividend income	$ 6,760	$ 7,592	-11.0%	$ 28,734	$ 32,815	-12.4%
Interest expense	2,013	2,582	-22.0%	8,642	11,444	-24.5%
Net interest income	4,747	5,010	-5.2%	20,092	21,371	-6.0%
Provision for loan losses	1,974	4,110	-52.0%	3,785	22,419	-83.1%
Net interest income (loss)
after provision for
loan losses	2,773	900	208.1%	16,307	(1,048)	1656.0%
Noninterest income	2,337	1,826	28.0%	7,949	7,683	3.5%
Noninterest expense	6,297	5,713	10.2%	22,481	22,167	1.4%
Income (loss) before
income tax provision	(1,187)	(2,987)	60.3%	1,775	(15,532)	111.4%
Income tax
provision (benefit)	(476)	(1,188)	59.9%	588	(6,074)	109.7%
Net income (loss)	$ (711)	$ (1,799)	60.5%	$ 1,187	$ (9,458)	112.6%

Net income (loss) per share
Basic	$ (0.14)	n/a	n/a	$ 0.23	n/a	n/a
Diluted	$ (0.14)	n/a	n/a	$ 0.23	n/a	n/a
Weighted average shares
outstanding (1)
Basic	5,104,019	-		5,104,019	-
Diluted	5,104,019	-		5,104,019	-

(1) Weighted average shares outstanding used in the calculation of basic and diluted earnings per share were calculated from October 12, 2011, the date on which the Company’s stock began trading, through
December 30, 2011.

Selected Average Balances and Yields/Costs

	Three Months Ended December 31,
	2011		2010
	Average	Yield/	Average	Yield/
(dollars in thousands)	Balance	Cost	Balance	Cost

Interest-earning deposits with banks	$ 64,849	0.25%	$ 21,066	0.26%
Loans receivable	449,036	4.80%	527,481	4.86%
Investment securities	70,452	2.44%	55,537	2.61%
Mortgage-backed and similar securities	168,030	2.06%	118,669	2.52%
Other interest-earning assets	3,883	1.33%	3,970	0.40%
Total interest-earning assets	756,250	3.56%	726,723	4.15%
Interest-bearing deposits	552,558	1.01%	580,270	1.35%
Overnight and short-term borrowings	367	0.00%	811	0.49%
Federal Home Loan Bank advances	60,971	3.96%	60,000	4.03%
Total interest-bearing liabilities	613,896	1.30%	641,081	1.60%

Interest rate spread		2.26%		2.55%
Net interest margin		2.51%		2.74%

	Year Ended December 31,
	2011		2010
	Average	Yield/	Average	Yield/
(dollars in thousands)	Balance	Cost	Balance	Cost

Interest-earning deposits with banks	$ 33,089	0.26%	$ 21,997	0.27%
Loans receivable	471,260	4.97%	563,013	5.07%
Investment securities	70,327	2.53%	50,872	3.13%
Mortgage-backed and similar securities	145,806	2.41%	87,474	3.06%
Other interest-earning assets	3,927	1.02%	3,982	0.38%
Total interest-earning assets	724,409	3.98%	727,338	4.52%
Interest-bearing deposits	565,268	1.10%	577,648	1.56%
Overnight and short-term borrowings	1,049	0.29%	1,189	0.25%
Federal Home Loan Bank advances	60,245	4.01%	60,000	4.03%
Total interest-bearing liabilities	626,562	1.38%	638,837	1.79%

Interest rate spread		2.60%		2.73%
Net interest margin		2.79%		2.94%

Selected Asset Quality Data

	Three Months Ended		Year Ended
Allowance for Loan Losses	December 31,		December 31,
(in thousands)	2011	2010	2011	2010

Allowance for loan losses, beginning of period	$ 10,873	$ 16,883	$ 12,676	$ 8,994
Provision for loan losses	1,974	4,110	3,785	22,419

Charge-offs	(2,316)	(8,339)	(6,134)	(18,864)
Recoveries	96	22	300	127
Net charge-offs	(2,220)	(8,317)	(5,834)	(18,737)

Allowance for loan losses, end of period	$ 10,627	$ 12,676	$ 10,627	$ 12,676

Allowance for loan losses as a percent of:
Total loans	2.45%	2.54%	2.45%	2.54%
Total nonperforming loans	51.53%	94.43%	51.53%	94.43%

Nonperforming Assets	December 31,
(dollars in thousands)	2011	2010	% change

Nonperforming Loans:
Nonaccruing Loans (1)
Commercial:
Commercial mortgage	$ 833	$ 3,810	-78.1%
Commercial construction and land development	14,695	5,205	182.3%
Commercial and industrial	2,595	377	588.3%
Total commercial	18,123	9,392	93.0%
Non-commercial:
Residential mortgage	1,922	3,194	-39.8%
Non-commercial construction and land development	110	553	-80.1%
Revolving mortgage	440	191	130.4%
Consumer	27	94	-71.3%
Total non-commercial	2,499	4,032	-38.0%
Total nonaccruing loans (1)	20,622	13,424	53.6%

Total loans past due 90 or more days
and still accruing	-	-	0.0%

Total nonperforming loans	20,622	13,424	53.6%

Foreclosed real estate	8,125	10,650	-23.7%

Total nonperforming assets	28,747	24,074	19.4%

Performing troubled debt restructurings (2)	1,142	15,233	-92.5%
Performing troubled debt restructurings and
total nonperforming assets	$ 29,889	$ 39,307	-24.0%

Nonperforming loans as a percent of total loans	4.76%	2.68%
Nonperforming assets as a percent of total assets	3.63%	3.21%
Performing troubled debt restructurings and
total nonperforming assets to total assets	3.78%	5.24%

(1) Nonaccruing loans include nonaccruing troubled debt restructurings.
(2) Performing troubled debt restructurings exclude nonaccruing troubled debt restructurings.

Foreclosed Real Estate		Year Ended December 31,
(dollars in thousands)		2011	2010

Beginning balance		$ 10,650	$ 3,699
Transfers from loans		3,533	12,585
Capitalized cost		41	72
Loss provisions		(1,574)	(1,780)
Proceeds from sales of properties,
net of gains and losses		(4,525)	(3,788)
Sales of properties funded by loans		-	(138)
Ending balance		$ 8,125	$ 10,650

Foreclosed Real Estate by Loan Type	December 31,
	2011		2010
(dollars in thousands)	Number	Amount	Number	Amount

Commercial mortgage	3	$ 3,045	3	$ 4,135
Commercial construction and land development	2	1,683	2	1,967
Residential mortgage	10	1,660	9	1,711
Residential construction and land development	3	1,737	5	2,837
Total	18	$ 8,125	19	$ 10,650

Selected Performance Ratios

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Return on average assets (1)	-0.35%	-0.94%	0.15%	-1.25%
Return on average equity (1)	-2.14%	-10.68%	1.44%	-13.01%
Interest rate spread (1)(2)	2.26%	2.55%	2.60%	2.73%
Net interest margin (1)(3)	2.51%	2.74%	2.79%	2.94%
Efficiency ratio (4)	88.50%	83.41%	79.90%	76.18%

(1) Ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a federal marginal tax rate of 34%.
(3) Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a federal marginal tax rate of 34%.
(4) Represents noninterest expenses divided by the sum of net interest income, on a tax equivalent basis using a federal marginal tax rate of 34%, and noninterest income.

Quarterly Data

	Three Month Periods Ended
(dollars in thousands,	December 31,	September 30,	June 30,	March 31,	December 31,
except per share data)	2011	2011	2011	2011	2010

Income Statement Data:
Interest and dividend income	$ 6,760	$ 7,090	$ 7,502	$ 7,382	$ 7,592
Interest expense	2,013	2,120	2,205	2,304	2,582
Net interest income	4,747	4,970	5,297	5,078	5,010
Provision for loan losses	1,974	730	424	657	4,110
Net interest income after
provision for loan losses	2,773	4,240	4,873	4,421	900
Noninterest income	2,337	2,004	1,928	1,680	1,826
Noninterest expense	6,297	5,322	5,630	5,232	5,713
Income (loss) before income
tax provision	(1,187)	922	1,171	869	(2,987)
Income tax provision (benefit)	(476)	351	429	284	(1,188)
Net income (loss)	$ (711)	$ 571	$ 742	$ 585	$ (1,799)

Per Share Data:
Net income (loss) per share – Basic	$ (0.14)	n/a	n/a	n/a	n/a
Net income (loss) per share – Diluted	$ (0.14)	n/a	n/a	n/a	n/a
Book value per share	$ 20.69	n/a	n/a	n/a	n/a
Average shares outstanding basic	5,104,019	n/a	n/a	n/a	n/a
Average shares outstanding diluted	5,104,019	n/a	n/a	n/a	n/a
Ending shares outstanding	5,584,551	n/a	n/a	n/a	n/a

	As Of	As Of	As Of	As Of	As Of
	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2011	2011	2011	2011	2010*

Ending Balance Sheet Data:
Total assets	$ 790,868	$ 798,748	$ 755,143	$ 750,709	$ 749,965
Cash and cash equivalents	72,327	75,402	25,825	26,436	24,234
Investment securities	249,081	235,285	225,802	204,316	181,393
Loans receivable, net of deferred fees	432,883	450,263	467,599	484,729	500,003
Allowance for loan losses	(10,627)	(10,873)	(12,353)	(12,632)	(12,676)
Deposits	608,236	615,555	616,463	616,586	619,757
Escrowed stock order funds	-	49,063	-	-	-
FHLB advances	60,000	60,000	60,000	60,000	60,000
Total equity	115,571	67,681	65,547	63,295	62,881

Asset Quality:
Nonperforming loans	$ 20,622	$ 11,565	$ 11,070	$ 14,190	$ 13,424
Nonperforming assets	28,747	22,262	20,588	24,696	24,074
Nonperforming loans to total loans	4.76%	2.57%	2.37%	2.93%	2.68%
Nonperforming assets to total assets	3.63%	2.79%	2.73%	3.29%	3.21%
Allowance for loan losses	$ 10,627	$ 10,873	$ 12,353	$ 12,632	$ 12,676
Allowance for loan losses to total loans	2.45%	2.41%	2.64%	2.61%	2.54%
Allowance for loan losses to
nonperforming loans	51.53%	94.02%	111.59%	89.02%	94.43%

* Ending balance sheet data as of December 31, 2010 were derived from audited consolidated financial statements.